Exhibit 10.3

Aksys, Ltd.
Two Marriott Drive
Lincolnshire,  IL   60069

September 20, 2006

Mr. Laurence P. Birch
437 West Roslyn Place
Chicago, IL 60614

Re:             Separation from Employment

Dear Larry:

To confirm our discussions, we have determined that Aksys, Ltd. no longer requires your services as Senior Vice President and Chief Financial Officer.  As a result of this decision, the termination of your employment with Aksys, Ltd. (the “Company”) will be effective today.

You will be paid today all outstanding compensation and any accrued, but unused, vacation time.  You will also receive today a cash payment of $5,000 from the Company, and will waive any right you may have to receive a third quarter retention bonus from the Company.  You also will be eligible to convert your medical insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election.  If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement within the next ten (10) days, along with receipts or other supporting documentation.  The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

In addition, you will receive severance equal to twelve (12) months of your current base salary as set forth on Schedule 1, less applicable withholdings, which will be paid in the form of salary continuation (“Severance”).  You will receive your first Severance payment on the Company’s first regular payday following the expiration of the seven (7) day revocation period discussed below.  Except for the separation terms proposed in this letter or as otherwise set forth on Schedule 1, you will not be entitled to any compensation, benefits or other perquisites of employment after today.

For the next 90 days, your Company voicemail account will remain active and the Company will forward you copies of any emails sent to your Company email address (unless such emails include confidential Company information).  The Company agrees that it will instruct an employee of the Company to check your Company email account each business day and to forward to you each business day copies of any emails (that do not include confidential Company information) sent to your Company email address.  You will be allowed to keep the laptop computer you received from the Company, after the Company has (i) obtained a backup copy of the laptop’s hard drive and (ii) removed all Company information contained on the hard drive.

Telephone: (847)229-2020	• Facsimile: (847)229-2235	• R&D Facsimile: (847)229-2081

In exchange for the consideration provided in this letter agreement, you completely release the Company, Durus Life Sciences Master Fund Ltd., its and their affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against the Released Parties, including claims for compensation, bonuses, severance pay, stock options, and all claims arising from your employment with the Company, including, but not limited to, any claims arising under the Title VII of the Civil Rights Act of 1964, the WARN Act or any state counterpart, the Illinois Human Rights Act, the Age Discrimination in Employment Act (“ADEA”), or any other claims for violation of any federal, state, or municipal statutes, and any and all claims for attorneys’ fees and costs (the “Released Claims”).  You agree not to file, cause to be filed, or otherwise pursue any Released Claims against any of the Released Parties.

Likewise, in exchange for the consideration provided in this letter agreement, the Company completely releases you from any and all claims it may now have or has ever had against you, including claims arising from or relating to your employment with the Company and service on the Board of Directors, and including all claims for violation of any federal, state, or municipal statutes, claims under the common law of any jurisdiction, and any and all claims for attorneys’ fees and costs; provided, however, that such release shall not apply to any claims the Company may have relating to (a) any breach by you of your duty of loyalty to the Company or its stockholders; (b) any acts or omissions by you which involve intentional misconduct or a knowing violation of law; or (c) any transaction or transactions from which you derived an improper personal benefit in excess of $2,000 either individually or together with any other such benefit.

You acknowledge that the payment and benefits described above exceed the amount to which you otherwise are entitled under the Company’s policies and practices.  You understand and agree that this letter shall be maintained in strict confidence, and that you shall not disclose any of its terms to another person, except to your legal counsel, tax advisors or immediate family, unless required by law.

We may need to call you on one or more occasions with questions related to the transition of your management responsibilities.  You agree to make yourself reasonably available to the Company by telephone during the next 30 days to respond to any such questions.

You agree not to publicly make or publish any disparaging remarks, comments or statements (orally or in writing) concerning the Company or its services, affairs or operations, or the Company’s current or former directors, officers, employees or agents.  The Company agrees not to publicly make or publish, and to instruct its senior management and directors not to publicly make or publish, any disparaging remarks, comments or statements (orally or in writing) concerning you.  Nothing contained herein shall preclude any of the parties from (i) complying with its disclosure obligations under the securities laws or (ii) providing truthful testimony in response to a subpoena, court order, regulatory request or other legal process believed in good faith to be valid.

By this letter, you also hereby resign from the Company’s Board of Directors, effective today.  Please return all Company materials in your possession, including keys, as soon as possible, except for the laptop computer discussed above.  Also, remember that even after your employment with the Company ends, you must comply with your continuing obligation to maintain the confidentiality of the Company’s proprietary information, including your obligations under the Confidentiality and Non-Compete Agreement you signed as a condition of your employment.

This letter contains all of our agreements and understandings and it fully supersedes your offer letter dated January 14, 2005, and any other agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Confidentiality and Non-Compete Agreement.  This letter agreement (the “Agreement”) is governed by Illinois law and may be amended only in a written document signed by you and the Company’s President.  If any term in this Agreement is unenforceable, the remainder of the Agreement will remain enforceable.

Please note that you have 21 days to consider this Agreement (but may sign it at any time before hand if you so desire) and that you can consult an attorney in doing so.  In addition, you can revoke this Agreement within 7 days of signing it by sending me a certified letter to that effect.  This Agreement shall not become effective or enforceable and no severance payments will be provided until the 7-day revocation period has expired.

[Signature page follows]

If you have any questions, please feel free to call me.  We wish you the best in your future endeavors.

Very truly yours,

/s/

Howard J. Lewin

To accept the severance package described above, please sign below and return this letter to me on or before October 11, 2006.

ACCEPTED AND AGREED:

Dated: September 20, 2006	/s/ Laurence P. Birch
Laurence P. Birch

Schedule 1

Base Salary:  $245,000